Exhibit 10.2

AMCOL INTERNATIONAL CORPORATION
ANNUAL CASH INCENTIVE PLAN

1.          Purpose.  The purpose of the AMCOL International Corporation Annual Cash Incentive Plan (the “Plan”) is to provide performance-based incentive cash compensation to executive officers and other selected key employees of AMCOL International Corporation (the “Company”) and its subsidiaries, in order to promote the growth, performance and success of the Company.

2.          Administration.

             2.1          The Committee.  The Plan will be administered by the Compensation Committee of the Company’s board of directors (the “Committee”).

              2.2          Responsibility and Authority of the Committee.  Subject to the provisions of the Plan, the Committee, acting in its discretion, will have responsibility and authority to (a) select the individuals who may participate in the Plan, which individuals shall be executive officers or other key employees of the Company or its subsidiaries, (b) prescribe the terms and conditions of each participant’s award and make amendments thereto, (c) determine whether and the extent to which performance goals have been met, (d) construe, interpret and apply the provisions of the Plan and of any agreement or other document evidencing an award made under the Plan, and (e) make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan.  The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its shareholders and any person granted an opportunity under the Plan.

3.          Performance-Based Compensation Opportunities.

             3.1          General.  Each award made under the Plan will represent the right to receive incentive cash compensation upon the achievement of specific objective target performance goals that are established by the Committee in writing and communicated to the recipient of the award by the 90th day of the applicable performance period or, if earlier, before 25% of the applicable performance period has elapsed.  The Committee will determine the performance period applicable to an award.  Subject to the requirements of the Plan and applicable law, each award will contain such other terms and conditions as the Committee, acting in its discretion, may prescribe.

             3.2          Performance Goals.  The amount, if any, payable to a participant with respect to an award will depend upon whether and the extent to which the performance goal(s) of the award are achieved during the applicable performance period.  Performance goals shall be established on an annual basis and may be established on a corporate-wide basis and/or with respect to operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures.  The Committee may establish different levels of payment under an award to correspond with different levels of achievement of performance goals specified in the award.  Awards may contain more than one target performance goal.  Multiple performance goals contained in an award may be aggregated, weighted, expressed in the alternativ e or otherwise specified by the Committee.  The level or levels of performance specified with respect to a performance goal may be expressed in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable companies or an index covering multiple companies, or otherwise as the Committee may determine.  Notwithstanding anything to the contrary contained in the Plan, the performance goals under any award must be objective and must otherwise meet the requirements of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).

             3.3          Business Criteria for Performance Goals.  Target performance goals may be based upon one or more objective business criteria that apply to the individual participant, one or more business units or subsidiaries or the Company as a whole.  The business criteria shall be as follows, individually or in combination: (i) return on capital; (ii) earnings per share; (iii) net sales; (iv) net earnings; (v) net operating profits; (vi) expense control; (vii) working capital relating to inventory and/or accounts receivable; (viii) operating margin; (ix) share price performance; (x) implementation or completion of critical projects; and (xi) total return to shareholders.

             3.4          Adjustments.  The Committee may reduce or eliminate an award made under the Plan for any reason, including, without limitation, changes in the position or duties of a participant during or after a performance period, whether due to termination of employment (including death, disability, retirement, voluntary termination or termination with or without cause) or otherwise.

             3.5          Certification.  Following the completion of the performance period applicable to an award, the Committee shall determine and shall certify in writing whether and the extent to which the performance goal(s) under the award have been achieved, as well as the amount, if any, payable to the participant as a result of such achievement(s), which determination(s) and certification(s) shall be subject to and shall be made in accordance with the requirements of Section 162(m) of the Code.

             3.6          Payment of Amounts Earned.  Subject to such deferral and/or other conditions as may be permitted or required by the Committee, cash amounts earned under an award will be paid or distributed as soon as practicable following the Committee’s determination and certification of such amounts.

             3.7          Maximum Annual Amount Payable to a Participant.  Notwithstanding anything to the contrary contained herein, no individual may earn more than two million dollars ($2,000,000) in any calendar year pursuant to an award made to such individual under the Plan.

             3.8          Deferral.  Notwithstanding anything contained herein to the contrary, if permitted under Section 409A of the Code, in the event that all or a portion of an annual incentive award shall be ineligible for treatment as “qualified performance-based compensation” under Section 162(m) of the Code, the committee, in its sole discretion, shall have the right, with respect to any participant who is a “covered employee” under Section 162(m) of the Code, to defer, in whole or in part, such participant’s receipt of payment of his or her annual incentive award until the participant is no longer a “covered employee” or until such time as shall be determined by the  Committee, provided that the  Committee may effect such a deferral only in a situation where the Company would be prohibited a deduction under Section 162(m) of the Code and such deferral shall be limited to the portion of the award that is not deductible.

4.          Non-transferability.  No interest in or under an award made or a payment due or to become due under the Plan may be assigned, transferred or otherwise alienated other than by will or the laws of descent and distribution, and any attempted assignment, alienation, sale, transfer, pledge, encumbrance, charge or other alienation of any such interest shall be void and unenforceable.

5.          No Right to Continued Employment.  No award and nothing contained in the Plan or in any document relating to the Plan shall confer upon an eligible employee or participant any right to continue as an employee of the Company or a subsidiary or constitute a contract or agreement of employment.

6.          Withholding Taxes.  The Company (or the relevant subsidiary or affiliate) shall have the right to deduct from all payouts of opportunities hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such payouts.

7.          Amendment and Termination.  The board of directors of the Company may amend the Plan at any time and from time to time. Any such amendment may be made without approval of the Company’s shareholders unless and except to the extent such approval is required in order to satisfy the shareholder approval requirements of Section 162(m) of the Code.  The Company’s board of directors may terminate the Plan at any time.

8.          Unfunded Plan.  The Plan shall be unfunded.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payout of any award under the Plan.

9.          Miscellaneous.

             9.1          Governing Law.  The Plan and any award made under the Plan shall be subject to and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

             9.2          Section 162(m) of the Code.  It is intended that amounts payable pursuant to awards made under the Plan shall constitute “qualified performance-based compensation” and thus be exempt from the annual $1 million limitation on the deductibility of executive compensation.  The Plan and each award made under the Plan will be interpreted, construed and applied accordingly.

             9.3          Effective Date.  Subject to its approval by the shareholders, the Plan shall become effective for the 2006 fiscal year and shall remain effective until the first annual meeting of shareholders in the 2011 fiscal year, subject to the right of the board of directors of the Company to terminate the Plan.  Any award made under the Plan prior to approval of the shareholders shall be effective as of the date made (unless the Committee specifies otherwise at the time an award is made), but no award may be paid out prior to approval of the Plan by the shareholders.  In addition, if the shareholders fail to approve the Plan, any award made under the Plan shall be cancelled.  The performance criteria specified in the Plan shall be re-submitted for shareholder approval as and when required by Treasury Department r egulations in order to ensure compliance with the shareholder approval requirements of Section 162(m) of the Code on an ongoing basis.